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                                                                Exhibit 3.4

                            ARTICLES OF ORGANIZATION

                                       OF

                                    ALM, LLC

                                  -------------

             Under Section 203 of the Limited Liability Company Law
                            of the State of New York

         THE ARTICLES OF ORGANIZATION of ALM, LLC (the "Company") has been duly executed and is being filed by or on behalf of an authorized person to form a limited liability company under Section 203 of the New York Limited Liability Company Law, as amended from time to time.

         1. The name of the Company formed hereby is ALM, LLC.

         2. The office of the Company is to be located in the County of New
York.

         3. The Secretary of State of the State of New York is hereby designated the agent of the Company upon whom process against it may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Company served upon him as agent of the Company is c/o CT Corporation System, 1633 Broadway, New York, New York 10019.

         4. The name and address of the Registered Agent for service of process on the Company in the State of New York is CT Corporation System, 1633 Broadway, New York, New York 10019.

         5. The Company is to be managed by its sole member.

         IN WITNESS WHEREOF, the undersigned has made and signed the Articles of Organization of the Company this ___ day of August, 1997, and affirms that the statements made herein are true under penalties of perjury.

                                ALM HOLDINGS, LLC


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                                By: /s/ Randall J. Weisenburger
                                   ----------------------------
                                   Randall J. Weisenburger

                                   Chief Executive Officer